Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 Lexington Avenue

New York, New York 10017

May 31, 2016

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2, Canada

Ladies and Gentlemen:

We have acted as U.S. counsel to The Toronto-Dominion Bank, a bank chartered under the Bank Act (Canada) (the “Bank”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Bank on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities of the Bank, which may be either senior (“Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities”) (collectively, the “Debt Securities”), preferred shares, common shares, warrants and subscription receipts.

The Debt Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $40,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

The Senior Debt Securities will be issued under an Indenture, dated as of June 30, 2006 (the “Senior Indenture”), between the Bank and The Bank of New York Mellon, as Trustee (the “Senior Trustee”). The Subordinated Debt Securities will be issued under an Indenture (the “Subordinated Indenture”) between the Bank and Computershare Trust Company, National Association, as U.S. Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (together with Computershare Trust Company, National Association, the “Subordinated Trustees”). The Senior Indenture and the Subordinated Indenture are hereinafter referred to collectively as the “Indentures.”

We have examined the Registration Statement, the Senior Indenture and the form of the Subordinated Indenture, which have been filed with the Commission or incorporated by reference as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Bank.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that (1) the Senior Indenture is the valid and legally binding obligation of the Senior Trustee and (2) at the time of execution, authentication, issuance and delivery of any Subordinated Debt Securities, the Subordinated Indenture will be the valid and legally binding obligation of the Subordinated Trustees.

We have assumed further that (1) the Bank is duly organized and validly existing under the laws of Canada, (2) (a) the Senior Indenture has been duly authorized, executed and delivered by the Bank in accordance with the Bank Act (Canada) and the Bank’s By-laws and the law of Canada and (b) at the time of execution, authentication, issuance and delivery, as applicable, of the Subordinated Indenture and any Subordinated Debt Securities, the Subordinated Indenture will have been duly authorized, executed and delivered by the Bank in accordance with the Bank Act (Canada) and the law of Canada, (3) the execution, delivery, issuance and performance, as applicable, by the Bank of each of the Indentures and the Debt Securities do not and will not violate the law of Canada or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York) and (4) the execution, delivery, issuance and performance, as applicable, by the Bank of each of the Indentures and the Debt Securities do not and will not constitute a breach or violation of the Bank Act (Canada), the Bank’s By-laws or any agreement or instrument which is binding upon the Bank.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Bank, a duly constituted and acting committee of such Board or duly authorized officers of the Bank as may be required under the law of Canada and the Bank’s By-laws (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms.

Our opinion above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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